EXHIBIT 99.1

Pain Therapeutics Reports First Quarter 2017 Financial Results

AUSTIN, Texas, April 25, 2017 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the first quarter (Q1) of 2017.  Net loss was $2.7 million, or $0.06 per share, for the three months ended March 31, 2017, compared to a net loss of $5.8 million, or $0.13 per share, for the three months ended March 31, 2016.

Net cash used in Q1 2017 was $1.5 million.  We had cash and investments of $17.2 million as of March 31, 2017, and no debt.  We continue to expect net cash usage for the first half of 2017 will be approximately $5 million.

“We believe we continue to make expeditious progress with REMOXY, our lead drug candidate, while maintaining fiscal discipline,” said Remi Barbier, President & CEO of Pain Therapeutics, Inc.  “In addition, in the quarter ahead we expect to announce news and updates around our program in Alzheimer’s Disease, which to date we have advanced primarily with funding from competitive, peer-reviewed grant awards.”

As previously disclosed, we met with the U.S. Food and Drug Administration (FDA) in February 2017, regarding REMOXY™ ER (oxycodone extended-release capsules CII).  During this meeting, agreement was reached on additional studies that are needed for REMOXY’s regulatory approval.  We expect to complete these studies by year-end 2017, at a cost of approximately $3-4 million.  After completion of these studies, we intend to have a pre-New Drug Application (NDA) meeting with the FDA, followed by resubmission of the REMOXY NDA, with an anticipated Priority Review, under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act.

Financial Highlights for Q1 2017

  Net cash used in Q1 2017 was $1.5 million.  At March 31, 2017, cash and investments were $17.2 million, compared to $18.7 million at December 31, 2016.  We have no debt.

  Research and development (R&D) expenses decreased to $1.4 million in Q1 2017 from $3.6 million in Q1 2016, primarily due to a decrease in activities related to REMOXY.  R&D expenses included non-cash stock related compensation of $0.3 million in Q1 2017 and $0.8 million in Q1 2016.

  General and administrative (G&A) expenses decreased to $1.4 million in Q1 2017 from $2.2 million in Q1 2016, primarily due to a decrease in non-cash stock related compensation costs.  G&A expenses included non-cash stock-related compensation costs of $0.5 million in Q1 2017 and $1.0 million in Q1 2016.

About Pain Therapeutics, Inc.
We develop proprietary drugs that offer significant improvements to patients and physicians. Our expertise consists of developing new drugs and guiding these through various regulatory and development pathways in preparation for their eventual commercialization.  We generally focus our drug development efforts around disorders of the nervous system, such as chronic pain.  The FDA has not yet established the safety or efficacy of our drug candidates.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding our projected net cash usage in the first half of 2017; statements regarding discussion plan for the REMOXY NDA; and timing or estimated costs of studies and actions needed to resubmit the REMOXY NDA to the FDA. Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to development and testing of our drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; and the potential for abuse-deterrent pain medications or other competing products to be developed by competitors and potential competitors or others.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2017	2016
Operating expenses
Research and development	$1,388	$3,595
General and administrative	1,376	2,234
Total operating expenses	2,764	5,829
Operating loss	(2,764)	(5,829)
Interest income	21	34
Net loss	$(2,743)	$(5,795)

Net loss per share, basic and diluted	$(0.06)	$(0.13)

Weighted-average shares used in computing net loss per share, basic and diluted	45,742	45,356

CONDENSED BALANCE SHEETS
(in thousands)
	March 31, 2017	December 31, 2016(1)
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities	$17,264	$18,714
Other current assets	126	356
Total current assets	17,390	19,070
Other assets	214	232
Total assets	$17,604	$19,302
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses	$581	$330
Other accrued liabilities	302	335
Total current liabilities	883	665
Non-current liabilities	—	—
Total liabilities	883	665
Stockholders' equity
Common Stock and additional paid-in-capital	164,952	164,125
Accumulated other comprehensive income	—	—
Accumulated deficit	(148,231)	(145,488)
Total stockholders' equity	16,721	18,637
Total liabilities and stockholders' equity	$17,604	$19,302

(1) Derived from the Company's annual financial statements as of December 31, 2016, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information Contact:
Ruth Araya
Pain Therapeutics, Inc.
IR@paintrials.com
(512) 501-2485